Exhibit 99.1

For Immediate Release

LOUIS J. LAVIGNE, JR. APPOINTED TO
ALLERGAN’S BOARD OF DIRECTORS

(IRVINE, Calif., May 19, 2005) – Allergan (NYSE:AGN) today announced that Louis J. Lavigne, Jr., former Executive Vice President and Chief Financial Officer of Genentech, Inc., has been appointed to Allergan’s Board of Directors, effective at Allergan’s next regularly scheduled board meeting.

From March 1997 through his retirement in March 2005, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, leading the company through significant growth while also overseeing the corporate relations and information technology groups. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983, and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to vice president and assumed the position of chief financial officer in September of 1988. Mr. Lavigne was named senior vice president in 1994 and was promoted to executive vice president in 1997. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company. Mr. Lavigne also serves on the boards of Arena Pharmaceuticals, Inc. (NASDAQ:ARNA); BMC Software, Inc. (NYSE:BMC); Kyphon Inc. (NASDAQ:KYPH); and LifeMasters Supported SelfCare, Inc.

“Allergan is privileged and excited that Mr. Lavigne will join our board and help contribute to the Company’s strategic direction,” said David E.I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer. “Mr. Lavigne’s expertise in the biotechnology and pharmaceutical industry, coupled with his financial and accounting expertise, should be a great asset to Allergan and to its Board of Directors.”

Mr. Lavigne received his bachelor’s degree in business administration from Babson College and a master’s degree in business administration from Temple University.

Forward-Looking Statements

Statements regarding future plans, forecasts, and events are “forward-looking statements.” These statements are based on current expectations and intentions only. If underlying assumptions prove inaccurate, or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law. Information concerning risk factors can be found in press releases issued by Allergan as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2004 Form 10-K and Allergan’s Form 10-Q for the quarter ended March 25, 2005. Copies of Allergan’s press releases and additional information about Allergan are available on the World Wide Web at www.allergan.com, or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

About Allergan, Inc.

Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator, skin care and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.

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Allergan Contacts:
Jim Hindman: (714) 246-4636 (Investors)
Joann Bradley: (714) 246-4766 (Investors)
Ashwin Agarwal: (714) 246-4582 (Investors)
Stephanie Fagan: (714) 246-5232 (Media)